Exhibit 99.1

Certification of Chief Executive Officer Pursuant to
Section 1350 of Chapter 63 of Title 18 of the United States Code

            I, John J. Ferguson, the President of IMC Phosphates MP Inc., which is the Managing General Partner of IMC Phosphates Company ("IMC Phosphates"), and in that capacity also the chief executive officer of IMC Phosphates, certify that (i) the Annual Report on Form 10-K for the Fiscal Year ended December 31, 2002 of IMC Phosphates fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and (ii) the information contained in such report fairly presents, in all material respects, the financial condition and results of operations of IMC Phosphates.

John Ferguson John J. Ferguson
March 18, 2003

Return to the IMC Phosphates Form 10-K